Exhibit 4.10

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (this “Agreement”) is entered into as of January 15, 2010 by and between DAL GROUP, LLC, a Delaware limited liability company (“DAL”), and Chardan Capital LLC, (“Consultant”).  DAL and Consultant are sometimes hereinafter individually as a “Party” and collectively referred to as the “Parties”.

Background

A.   DAL desires to retain the services of Consultant and Consultant desires to provide services to DAL.

Agreements

1. Provision of Services.

(a) During the Term (as defined below), Consultant will provide consulting services with respect to DAL’s business as the board of managers of DAL may reasonably request from time to time (the “Services”).  The Parties agree that each will cooperate with the other regarding the details of the specific Services to be provided.

(b) Consultant will devote such time, attention, and energy to the business and affairs of DAL deemed necessary by Consultant to perform the Services, but in no event will Consultant be required to devote more than an aggregate of 100 hours per calendar month.

(c) Consultant warrants that all Services will be performed in a good, professional, workmanlike and competent manner, in conformance with all applicable professional standards and the requirements of this Agreement.  Consultant agrees to provide the Services in accordance with applicable polices and procedures of DAL.

(d) Consultant agrees to provide the Services using personnel reasonably acceptable to DAL.

2. Compensation.  During the Term, Consultant shall receive an annual consulting fee of $480,000, paid in equal monthly installments of $40,000, paid in arrears, commencing on the date that is thirteen months after the date of this Agreement, and on the same day of each month thereafter.

3. Term.  The term of this Agreement (the “Term”) shall commence on the first anniversary of the date of this Agreement and shall terminate on the fourth anniversary of the date of this Agreement.

4. Nature of Relationship.  Consultant shall be deemed to be an independent contractor and shall not be authorized to manage or direct the management of the affairs of, act in the name of or bind DAL.  DAL shall not be obligated to follow or accept any advice or recommendation made by Consultant, and the management, policies and operations of DAL shall be the sole responsibility of the management of DAL.  Nothing set forth in this Agreement shall be deemed to prohibit Consultant from serving any other person or entity in any capacity Consultant may deem appropriate or from conducting its business and affairs in any manner it may elect; provided, however, during the Term, Consultant and its Affiliates will not render services to another person or entity in a manner that might involve an actual or potential conflict of interest with respect to DAL or any of its Affiliates.

5. Confidentiality.

(a) In consideration of the payments to be received by Consultant under this Agreement, in recognition of the highly competitive nature of the industries in which DAL conducts its business, and to further protect the goodwill of DAL and to promote and preserve its legitimate business interests, Consultant agrees that Consultant shall not disclose at any time, except as ordered by a court of competent jurisdiction, to anyone other than Consultant’s employees, directors, officers, advisors, agents or controlling persons (it being understood that such persons (i) will be bound by this Section 5 and that Consultant will inform such persons of the confidential nature of such information and shall be directed by Consultant, and each will expressly agree, to treat such information as confidential in accordance with this Section 5 or (ii) are already bound to maintain the confidentiality of any such information provided to such persons by Consultant) any confidential information or trade secret of DAL, its Affiliates or any customer of DAL or use such confidential information or trade secret for its or his own benefit or for the benefit of third parties.  If ordered by a court of competent jurisdiction to disclose confidential information or trade secrets, Consultant shall provide written notice to DAL of such order promptly after receipt and shall not comply with such order prior to providing such notice.

(b) For the purpose of this Agreement, the term “confidential information” includes information concerning the business affairs of DAL or its Affiliates, contact information of current, former or prospective customers, suppliers or clients of DAL and its Affiliates, planned and potential financial and business plans, methodologies of doing business, employee lists and telephone numbers, any information or documents that relate to, refer to, contain, or constitute trade secrets, and computer/software programs and associated documentation and material (i) which are proprietary to DAL or its Affiliates or (ii) which are proprietary to a third party from which DAL has purchased the right to use such programs or material and with respect to which DAL or its Affiliates are under an obligation to prevent disclosure to persons not authorized by DAL, its Affiliates or the third party owner to receive such information.  The term “confidential information” does not include information which (i) becomes generally available to the public other than by breach of this Agreement, or (ii) Consultant learns from a third party without knowledge of a breach of confidentiality by such third party to DAL or its Affiliates.  The confidential information shall remain the sole and exclusive property of DAL and its Affiliates, their respective customers and third party owners thereof.

(c) Consultant shall use the confidential information and trade secrets only in connection with the Services .  Consultant will not copy any of the Confidential Information for any purpose except with the express consent of DAL.  Consultant will abide by and be bound by the provisions of any agreements between DAL, its Affiliates and any of its customers, clients or other third parties of which Consultant is aware.

(d) Upon termination of this Agreement, or at any other time at DAL’s request, Consultant agrees to destroy or deliver promptly to DAL all manuals, letters, notes, notebooks, reports, formulae, computer programs and associated documentation and material, memoranda, customer’s lists, diskettes or other medium for electronic storage of information and all other materials and all copies thereof relating in any way to DAL, its Affiliates, their respective customers or their respective businesses, in any way obtained by Consultant which are in Consultant’s possession or under its control, including, but not limited to all Confidential Information in its possession, and Consultant will not make or retain any copies of any of the foregoing and will so represent to DAL upon termination of this Agreement.  Notwithstanding the foregoing, Consultant need not destroy or deliver to DAL and may retain any materials required to be maintained pursuant to Consultant’s document retention policies or that are “backed-up” by Consultant pursuant to normal policies or procedures.

(e) Consultant understands that monetary damages alone would be insufficient to make DAL whole in the event Consultant breaches, or is about to breach, any of the provisions of this Section 5.  Therefore, Consultant agrees that, in addition to any monetary damages or other relief to which DAL may be entitled, DAL shall be entitled to obtain immediate and permanent injunctive relief in the event of any breach or threatened breach by Consultant of any provision of this Agreement, without the necessity of proving actual damages or the posting of any bond, and Consultant waives any requirement for advance notification prior to the entry of such injunctive relief.  Failure to seek any or all remedies in one case does not restrict DAL from seeking any remedies in another situation.  Such action by DAL shall not constitute a waiver of any of its rights.

6. Entire Agreement; Amendment.  With respect to the subject matter of this Agreement, this Agreement supersedes all previous contracts and constitutes the entire agreement between the Parties.  Neither Party will be entitled to benefits other than those specified herein.  No prior oral statements or contemporaneous negotiations or understandings or prior written material not specifically incorporated herein will be of any force and effect, and no changes in or additions to this Agreement will be recognized unless incorporated herein by amendment as provided herein, such amendment(s) to become effective on the date stipulated in such amendment(s).  No provision of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such wavier, amendment, supplement or modification is in writing and signed by an authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.  The Parties specifically acknowledge that, in entering into and executing this Agreement, the Parties rely solely upon the representations and agreements contained in this Agreement and no others, other than agreements or provisions incorporated in this Agreement by reference.

7. Governing Law; Venue; Jurisdiction.  This Agreement, and all matters arising under or related hereto, shall be governed according to the laws of the State of Florida, without respect to its conflict of law principles.  Each Party hereby consents to the exclusive jurisdiction of the courts of the State of Florida and of the United States of America in the County of Broward for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each Party agrees not to commence any action, suit or proceeding relating thereto except in such courts).

8. Notices. Any notice, demand, approval, consent or communication required, permitted, or desired to be given hereunder, will be in writing and will be served on the Parties at the following respective addresses:

If to DAL:	Law Offices of David J. Stern, P.A. 900 S. Pine Island Road Suite 400 Plantation, Florida 33324 ATTN: David J. Stern Facsimile: 954-233-8444

with a copy to:

Dykema Gossett PLLC 400 Renaissance Center Detroit, MI 48234 Attn: Thomas Vaughn Facsimile: 313-568-6915

If to Consultant:	Chardan Capital, LLC Suite 18E, Tower A Oriental Kenzo Plaza 48 Dongzhimenwai Street Beijing, 100027, China Fax No.: 86-10-84477246 Attn: Li Zhang

with a copy to:

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Attn: Mitchell S. Nussbaum Facsimile: 212-407-4990

or such other address, or to the attention of such other person or officer, as any Party may by written notice designate.  Any notice, demand, or communication required, permitted, or desired to be given hereunder will be sent either by hand delivery, by prepaid certified or registered mail, return receipt requested, postage prepaid in the United States Mail, by a nationally recognized overnight courier, or via facsimile or other electronic transmission (including transmission in portable document format by electronic mail).  If any notice, demand or communication is sent by facsimile or electronic mail transmission, an original  must be simultaneously sent by one of the foregoing mail or courier methods.  All such notices, demands or communications shall be deemed to have been received (i) if by personal delivery, facsimile machine or other electronic transmission (including transmission in portable document format by electronic mail), on the date after such delivery, (ii) if by certified or registered mail, on the third business day after the mailing thereof or (iii) if by next-day or overnight courier or delivery, on the date of such delivery.

9. Severability.  The Parties have negotiated and prepared the terms of this Agreement in good faith with the intent that each and every one of the terms, covenants and conditions herein be binding upon and inure to the benefit of the respective Parties.  Accordingly, if any one or more of the terms, provisions, promises, covenants or conditions of this Agreement or the application thereof to any person or circumstance is adjudged to any extent invalid, unenforceable, void or voidable for any reason whatsoever by a court of competent jurisdiction or an arbitration tribunal, such provision will be as narrowly construed as possible, and each and all of the remaining terms, provisions, promises, covenants and conditions of this Agreement or their application to other persons or circumstances will not be affected thereby and will be valid and enforceable to the fullest extent permitted by law.  To the extent this Agreement is in violation of any applicable laws, the Parties shall negotiate in good faith to amend this Agreement, to the extent possible consistent with its purposes, to conform to applicable laws.  Neither Party shall claim or assert illegality as a defense to the enforcement of this Agreement or any provision hereof; instead, any such purported illegality shall be resolved pursuant to this Section 9.

10. Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the Parties and their respective successors and permitted assigns.  Any purported assignment in violation of this Section 10 will be void and of no effect.  Consultant may not delegate the performance of any Services to be provided under this Agreement to any party, other than one or more of its Affiliates that normally performs such Services, provided, however, that notwithstanding the foregoing, Consultant shall remain fully responsible for compliance with the terms of this Agreement the same as if such delegation were not effected.

11. Further Assurances.  Each Party agrees to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the other Party in order to more fully effect the purposes of this Agreement.

12. No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of a Party, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.

13. Counterparts; Effectiveness.  The Parties may execute this Agreement in separate counterparts, each of which shall be deemed an original and all of which together will constitute one and the same instrument.  To the extent signed and delivered by means of a facsimile machine or other electronic transmission (including transmission in portable document format by electronic mail), this Agreement shall be treated in all manner and respect and for all purposes as an original and shall have the same binding legal effect as if it were the original signed version thereof delivered in person.  None of the undersigned shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that such signature was transmitted or communicated through the use of a facsimile machine or other electronic transmission as a defense to the enforceability of this Agreement and each of the undersigned forever waives any such defense.

14. Definitions and Construction.

(a) “Affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

(b) All references in this Agreement to “Sections” refer to the sections of this Agreement. The section headings and titles appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or extent of such section or in any way affect this Agreement or the interpretation hereof.

(c) All references to “$” or “dollars” will be to United States dollars and all references to “days” will be to calendar days unless otherwise specified.

(d) As used in this Agreement, neutral pronouns and any variations thereof shall be deemed to include the feminine and masculine and all terms used in the singular shall be deemed to include the plural, and vice versa, as the context may require.

(e) The words “hereof”, “herein” and “hereunder” and other words of similar import refer to this Agreement as a whole, as the same may from time to time be amended or supplemented, and not to any subdivision contained in this Agreement.

(f) The word “including” when used herein is not intended to be exclusive and means “including, but not limited to.”  The word “or” when used herein is not intended to be exclusive unless the context clearly requires otherwise.

(g) All provisions of this Agreement have been mutually negotiated and drafted.  The provisions of this Agreement will be interpreted and construed in accordance with their fair meanings, and not strictly for or against either Party, regardless of which Party may have drafted this Agreement or any specific provision.

15. Enforcement.  In the event either Party resorts to legal action to enforce or interpret any provision of this Agreement, the prevailing Party will be entitled to recover the costs and expenses of such action so incurred, including reasonable attorney’s fees.

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IN WITNESS WHEREOF, the Parties have executed this Consulting Services Agreement as of the date first written above.

DAL GROUP, LLC

By: FLATWORLD DAL LLC, its Member

By: NAGINA ENGINEERING INVESTMENT CORP., its Member

By: ____________________________________
Name: Raj K. Gupta
Title: President

CHARDAN CAPITAL LLC

By: _____________________________________

Its: ______________________________________